Exhibit (h)(iii)(k)

AMENDMENT NO. 11

to the

EXPENSE LIMITATION AGREEMENT

This Amendment is made as of June 1, 2012 to the Expense Limitation Agreement dated August 14, 2007 (“Agreement”), as amended, between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).

WHEREAS, MCM desires to waive a portion of the investment advisory fee payable by the Munder International Small-Cap Fund under the Combined Investment Advisory Agreement between MCM and MST through May 31, 2013; and

WHEREAS, MCM desires to pay certain expenses of the Munder Large-Cap Value Fund and/or waive fees payable under the Service Agreements (as defined in the Agreement) through May 31, 2013, in order to reduce the ordinary annual fund operating expenses born by the shareholders of each class of shares of the Fund; and

WHEREAS, on May 15, 2012, the Board of Trustees of MST ratified and approved the creation of Class R6 shares of the Munder International Small-Cap Fund and the Munder Veracity Small-Cap Value Fund; and

WHERAS, Class R6 shares of the Munder International Small-Cap Fund and the Munder Veracity Small-Cap Value Fund are expected to commence operations on June 1, 2012; and

WHEREAS, MCM desires to pay certain expenses of the Class R6 shares of each of the Munder International Small-Cap Fund and the Munder Veracity Small-Cap Value Fund and/or waive fees payable under the Service Agreements (as defined in the Agreement) effective upon the commencement of operations of such Class R6 shares through May 31, 2013, in order to reduce the ordinary annual fund operating expenses born by the shareholders of the Class R6 shares of each of the Munder International Small-Cap Fund and the Munder Veracity Small-Cap Value Fund.

NOW THEREFORE, in consideration of the promises contained herein, MST and MCM agree to amend the Agreement as follows:

1.	MCM hereby agrees to waive a portion of the fee payable under the Combined Investment Advisory Agreement between MST and MCM dated December 29, 2006, as amended, with respect to the Munder International Small-Cap Fund so that such Fund shall pay MCM a fee of 0.90% on all assets through May 31, 2013.

2.	MCM hereby agrees to pay expenses and/or waive Service Agreement fees through May 31, 2013 in amounts sufficient to maintain the Expense Limit (as defined in the Agreement) specified for each class of shares of the Munder Large-Cap Value Fund, as follows:

Munder Large-Cap Value Fund
Class A	1.50%
Class B	2.25%
Class C	2.25%
Class K	1.50%
Class R	1.75%
Class Y	1.25%

3.	MCM hereby agrees to pay expenses and/or waive Service Agreement fees effective upon the commencement of operations of the Class R6 shares of each of the Munder International Small-Cap Fund and the Munder Veracity Small-Cap Value Fund through May 31, 2013 in amounts sufficient to maintain the Expense Limit (as defined in the Agreement) specified for such Class R6 shares, as follows:

Munder International Small-Cap Fund		Munder Veracity Small-Cap Value Fund
Class R6	1.46%	Class R6	1.25%

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST

By:	/s/ Stephen J. Shenkenberg
Stephen J. Shenkenberg
Vice President, Secretary & CCO

MUNDER CAPITAL MANAGEMENT

By:	/s/ Peter K. Hoglund
Peter K. Hoglund
Managing Director, Chief Financial Officer

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